Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Basic Energy Services, Inc.:

We consent to the use of our reports dated February 24, 2012 with respect to the consolidated balance sheets of Basic Energy Services, Inc. and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 24, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states that the Company acquired the Maverick Companies, Pat’s P&A, Inc., and Cryogas Services LLP (collectively, the Acquisitions) during 2011, and that management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, the Acquisitions’ internal control over financial reporting associated with total assets of $219.9 million and total revenues of $68.6 million included in the consolidated financial statements of Basic Energy Services, Inc. and subsidiaries as of and for the year ended December 31, 2011. KPMG LLP’s audit of internal control over financial reporting of Basic Energy Services, Inc. also excluded an evaluation of the internal control over financial reporting of the Acquisitions.

/s/ KPMG LLP

Dallas, Texas

November 30, 2012